                                                TRANSCRIPT
                                               APRIL 21, 2009

                                                                                        Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator:  Ladies and gentlemen, thank you for standing by. Welcome to the WMS Industries Third Quarter Results Conference Call. [Operator Instructions] I would now like to turn the conference over to Mr. Bill Pfund, Vice President of Investor Relations for WMS Industries. Please go ahead, sir.

William Pfund, Vice President, Investor Relations

Thank you operator.  Good afternoon and welcome to WMS Industries’ conference call to discuss our Fiscal 2009 Third Quarter financial results and operating trends.  And thank you for being patient.  we were having a bit of technical difficulty getting some of these phone line connected.  With me are Brian Gamache, Chairman and Chief Executive Officer; Orrin Edidin, President of WMS and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Before we start, let me review our safe harbor language.  Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions.  These statements are based on currently available information and involve certain risks and uncertainties.  The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008, and in our more recent filings with the SEC.  The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, April 21, 2009.

Now let me turn the call over to Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you, Bill.  Good afternoon everyone.

This afternoon, WMS reported financial results for the March 2009 quarter reflecting the achievement of record company performance in many of our most important revenue and margin metrics including:  average selling price; participation revenue per day; total gaming operations revenue; product sales, gaming operations and total gross margin; operating income, net income and quarterly EPS.  The quality of these earnings is something that we are all tremendously proud of.  This performance is clear evidence of our ongoing success in creating products that deliver high entertainment value resulting in superior time-on-device, coin-in, revenue per day and return on investment for our customers.  These factors combined with our ongoing achievement of incremental operating efficiencies in development, manufacturing, and selling and administrative processes are a recipe that will generate success in any market environment.

Our revenues were consistent with our guidance range and mark our 12th consecutive quarter of meeting or exceeding our revenue targets.  On our last call, we indicated that we believed the March quarter would be the most challenging quarter of the year, and the quarter certainly lived up to expectations.  Our team took this challenge to heart and executed – once again – at a high level on both the revenue and margin front, and our results clearly demonstrate the success of their efforts and the leverage inherent in our business model, even with more modest revenue growth.  Our balanced operating execution resulted in our 17th consecutive quarter of double-digit earnings growth.

Our record third quarter revenues of $181 million and substantial margin improvement led to a 30% increase in net income to an all-time quarterly record of $24 million, or 43¢ per fully diluted share.  Achieving record revenue and profitability, despite the well-headlined economic and industry challenges, illustrates once again that our customers will find ways to put high-return, high-earning WMS “must-have” products on their gaming floors.

Our product sales margin improved to 53%, an increase of 520 basis points over the March 2008 quarter and, sequentially, nearly 300 basis points above the December 2008 quarter.  Couple this with the impressive growth of our higher-margin participation business, and the result was an all-time record 65% total gross profit margin.  Combine this with disciplined spending on operating expenses and we exceeded our long-stated operating margin target of 20%, as we achieved a 21% operating margin.  We accomplished this, while continuing to fully support R&D projects that are expected to lead to new, innovative products in fiscal 2010 and beyond.  Exceeding 20% operating margin is another significant, albeit interim, milestone on our Journey of Continuous Improvement.

An important factor behind the operating margin improvement was the increase in our product sales gross margin - largely attributable to the solid sales and substantial efficiencies being achieved with our new, premium Bluebird®2 gaming platform.  Reflecting growing customer appreciation of the player appeal and high-return economics of this gaming machine, Bluebird2 volumes continued to ramp up stronger than anticipated, and during the quarter accounted for almost 50% of our total global unit shipments.  With volume momentum and the production efficiencies being achieved on Bluebird2, we have another real winner.  Additionally, as a result of the exceptional customer demand for this premium featured, networked-ready gaming machine, the average selling price in the March quarter rose 18% year over year to a record $14,854.

The true standout in our outstanding quarterly performance, and a solid indicator of future performance in this environment, is the substantial success of our gaming operations business.  In this challenging environment, it can only be described as “hitting the cover off the ball.”  Our ability to consistently deliver great gaming experiences to players resulted in our gaming operations revenues increasing 13% and gross profit rising 21% year over year.  With WMS’ ongoing introduction of differentiated, high earning products, our average installed base increased 10% on a year-over-year basis and, at quarter-end our footprint increased 2% or 160 units on a quarterly sequential basis.  Impressively, the average daily revenue increased 10% to an all-time high, quarterly record $70.37 per unit, on our highest-ever installed base.  This high level of success reflects strong play levels throughout the world for our unique participation products.

Cash flow continues to be an important area of focus for management and the year-to-date cash flow from operations highlights both improvements in operating performance and the more effective use of working capital, even as we prudently used our balance sheet strength to assist select customers during these challenging times to put fresh product on their gaming floors.  We also continued to deploy capital to support our long-term growth initiatives and enhance shareholder value.  Scott will provide greater detail on these points later in the call.

Our record financial results and solid balance sheet with ample liquidity highlight the benefits of the significant evolution and organizational development of WMS during the last few years.  Over this time period, we have significantly reduced our reliance on North American new unit sales and built a more balanced total revenue base.

Looking at our 2009 year-to-date results, 38% of our total revenues were generated from the higher-margin, recurring revenue base of our gaming operations business.  Another 19% of our total revenues were generated from new unit sales outside of North America and 9% of our revenue was derived from game conversion kits, used gaming machines and parts sales globally which has been a consistent percentage of our revenues.  With this change of mix of business and diversification, only about 34% of our total revenues were generated from North American new unit sales.  WMS’ broad worldwide revenue diversity affords us significant potential to continue to grow total revenues despite the industry and economic challenges that might impact North American unit sales.  Furthermore, it points to our excellent market positioning for when the replacement cycle begins to turn in our favor. And importantly, only about 8% of total global, nine-month new unit shipment revenues came from casinos in Nevada and New Jersey combined.

Marry to this the proven organizational skill sets that enable us to focus on those factors that contribute to margin enhancement and increase cash flow and you’ll understand why we see further opportunities for improving our already healthy balance sheet.   And, as we concentrate on completing the remainder of fiscal 2009 with expected record revenue and earnings in the fiscal fourth quarter, I am confident that we are continuing to build a healthy foundation for further growth in fiscal 2010.  Now, let me turn the call over to Orrin to share his comments on our progress.

Orrin.

Orrin J. Edidin, President

Thank you, Brian, and good afternoon.

Achievement of record financial performance once again is directly attributable to ongoing operating execution against our five key priorities as we 1) continue to grow our North American market share by innovating differentiated products; 2) continue to grow our gaming operations business while investing our capital deployed in that business in a manner that optimizes return on investment; 3) continue expanding our international business; 4) further improve gross profit and operating margins; and 5) increase cash flow.

In today’s ever more demanding environment, where some casinos are challenged with credit and capital constraints, our customers require differentiated, high-earning products to protect and strengthen their core center of profitability: the casino gaming floor.  Simply put, with our portfolio of top-performing products, WMS is more effective than ever in competing for customers’ available capital; and the current environment plays right to our strengths.  Importantly, our focus on the player and on understanding players’ expectations is not some newly minted sound bite or new action plan in response to economic conditions, but over the years has been deeply embedded in our culture.

In fact, for networked gaming to proliferate, we believe it has to establish player benefits, and for over two years we have demonstrated the benefits of networked gaming to casino operators and their players through industry-leading, player-focused innovation.  Recently, an industry publication – Casino Journal – announced the winners of its Top 20 most innovative gaming technology awards for 2008 which recognized the most innovative offerings in the industry.  WMS, with our focus on high-value, player-appealing products, placed four player-focused products – either a game or cabinet that customers will see on the casino floor – in that Top 20; third-party recognition that our product-by-product, bank-by-bank strategy is achieving success.

Our fanatical approach to innovation and the player’s gaming experience is embedded in our Culture of Innovation.  We continually nurture and refine the process of innovation, and have broadened it with our lean sigma continuous improvement initiatives into a focus for innovating company-wide.  With this blueprint in place, we continue to execute on our five strategic priorities, which leads to our improved revenues, margins, earnings and cash flow.  Quite a powerful achievement, particularly given the current economic environment, and one which positions us to perform even better going forward, especially as the economy and industry begin to improve.

As noted in our press release this afternoon, we raised our annual operating margin guidance for fiscal 2009 and, despite the well-chronicled challenges facing our industry and economy, we see revenues within or just below the annual revenue range which we provided back in August 2008.  With the solid results of the first nine months of fiscal 2009 under our belt, let me share with you some of the factors that support our expectations for the June 2009 quarter; and which lay the foundation for further growth in fiscal 2010.

First: the continued strength and play levels achieved in our participation business.  Our installed base of participation products continues to increase on a quarterly sequential basis.  In the nine months since July 1, 2008, we have increased our installed base by nearly 600 high earning units and, in Q3, set an all-time, record quarterly level for average daily revenue of more than $70.00 per unit.  With the launch this quarter of exciting new products, such as Time Machine™ on our Sensory Immersion platform and two new installments on our Community Gaming® platform: Monopoly™ Grand Hotel® Big Event® and Reel ‘em In® Compete to Win™ game that utilizes the capabilities of our Adaptive Gaming technology and Wide-Area Network to provide another unique gaming experience for players, we expect further growth in our installed base in the June quarter, which will position us well for growth as we enter fiscal 2010.

The 10% year-over-year increase in daily revenue per unit in the third quarter attests to the continued strong play levels and player appeal for our participation products.  And thus far in the month of April, we continue to experience strong play, as indicated with our WAP average daily revenue running ahead of the rate achieved a year-ago in April 2008.  This is a business perfectly suited to helping customers increase their revenues and bring fresh, exciting product to their gaming floors without any capital spending.

Second: As Brian commented, the strong customer response to our premium, networked-gaming ready Bluebird2 platform, especially with the recent launch of our mechanical reel version which contains our Transmissive Reels® technology, supports our expectations for continued market share improvement and an average selling price for fiscal 2009 that will be at the high-end of our annual guidance.  The versatile Bluebird2 platform gives us substantial operating efficiencies, while also providing a range of cabinet options to meet customers’ various needs.  We launched the video version in the December quarter and added the five-reel Transmissive Reels mechanical version only in March.  In the June quarter, we will launch the three-reel Transmissive Reels mechanical version and a new wide-screen, networked-gaming ready slant-top video cabinet option.  By having the full array of cabinet styles available, we will be able to more effectively compete for all segments of the casino floor.

The economic benefits and attractive features of the Bluebird2 gaming machine are also driving results in international markets that are exceeding our expectations.  While economic challenges are evident in some regions, principally Western European markets, our opportunities are broadly based across the globe and we expect to realize year-over-year unit shipment growth in international markets for fiscal 2009.  Customers in Eastern Europe, Latin America and in certain Asian markets continue to indicate strong demand for WMS products.

Third, the great success of the Bluebird2 platform and the benefits of our Continuous Improvement and supply chain initiatives are clearly evident in the increase in product sales gross margin to 53% in the March quarter.  With the unit volume base of the Bluebird2 platform just beginning to grow, and our learning curve for future cost improvements still young, we believe we have great potential over time to further increase our product sales margins.

Together with the ongoing strong margin in our gaming operations business, we have already exceeded the upper end of our annual guidance for total gross margin of 60%-to-61% for fiscal 2009; yet we are still in the early innings of our adoption and integration of Lean Sigma and other Continuous Improvement initiatives.  Importantly, we continue to achieve our operating margin improvements even as we increase our R&D efforts.  With the alignment and innovation of our entire organization clearly focused on our operating execution, we believe we are well positioned to achieve ongoing growth and margin (sic) expansion into fiscal 2010.

I will now turn the call over to Scott who will provide financial highlights including additional perspective on our progress with cash flow, working capital and the balance sheet.   Scott.

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer

Thanks Orrin and good afternoon everyone.

I want to call your attention to certain trends that might help provide some perspective on our outlook.  Overall, because of some of our customers’ credit and capital issues, the environment remains one of conservatism.  However, despite their challenged budgets, customers do have strong preference for replacing low-performing products with high-earning, differentiated games such as WMS’ products.  Interestingly, in contrast to those who believe that there are fewer customers willing to purchase products, over 135 casinos in North America alone purchased new units in the March quarter, which is about 5% higher than last year.  The average unit order size for those customers did decline 25% from a year ago – not surprising given that in the prior year period there were in aggregate approximately 1,000 units shipped to four tribal casinos once the California referendum passed.  Excluding the sales to those four tribal casinos, the average unit order was about 10% lower this quarter.  In addition, in analyzing past quarterly seasonal trends, our quarterly revenue performance in March was fully consistent with past quarterly revenue patterns and the quarterly progression provided back in August 2008.

We have a very solid balance sheet; and even as we continue to strengthen it quarter-by-quarter, we are also using it to our competitive advantage and to enhance shareholder value.  During the March 2009 quarter, we generated solid growth in our gaming operations business, while earning better returns on the capital deployed in that business.  We invested approximately $9 million in capital for additions to gaming operations equipment, about 35% less than the depreciation attributed to the gaming operations business.  This, despite the 10% year-over-year increase in the average installed base.

Our $20 million investment in property, plant and equipment in the quarter was higher than typical as we spent $5 million to purchase additional property next to our Chicago (sic) Tech campus to secure our footprint in anticipation of future growth and we spent another $7 million on the acquisition of gaming systems software that we’ll be using in commercializing future product offerings.  During the March quarter, we used an additional $5.5 million for investments and advances in royalties, licensed technologies, patents and trademarks related to future products. We also repurchased $10 million, or approximately 569 thousand shares of our common stock, at an average share price of $17.57.  We still have $75 million of remaining availability under our current authorization.

In addition to those investments we made in the quarter, for a select group of creditworthy customers, we also used the strength of our balance sheet to provide longer-term financing options.  With capital and credit constrained for certain operators near-term, we leveraged our balance sheet strength, with appropriate discretion, to help appropriate customers – those without balance sheet or credit issues -- get WMS’ high-earning, must-have products on their gaming floors.  We have a defined process, closely monitored by the executive team, to ensure that we appropriately manage our credit risk.  Our total accounts and notes receivable increased $37 million on a quarterly sequential basis about half of which resulted from providing longer-term financing options for select creditworthy customers and about half as a greater percentage of our new unit sales shipped in the month of March and therefore were not collectible before the end of the quarter.  Even with the increased receivables, our total DSOs (Days Sales Outstanding) decreased from March 2008.  I would note that our receivable exposure is as equally diversified as our list of customers.  In addition, we have a hard upper limit to the amount of longer-term financing we provide to ensure appropriate management of our receivables.

On the other end of the spectrum, we do maintain a credit watch list of companies that we actively monitor and manage to minimize exposure prior to any potential bankruptcy filing.  In fact, our current bankruptcy claims for customers who have already filed for bankruptcy is only $1.2 million.  I would also highlight a trend implemented in several recent bankruptcy filings where the debtor petitions the court to continue to pay select vendors who are critical to the day-to-day operation of the business, and these days the gaming manufacturers have generally been included on that list resulting in a more normal payment stream without having to wait for the bankruptcy claim to be settled.

Continuing the improvements of past quarters, we were able to further increase inventory turns through the efficiencies being achieved in supply chain management of the new Bluebird2 platform.  Inventories decreased $3 million on a quarterly sequential basis, and are nearly $20 million lower year over year, representing a reduction of 30%.  As a result of these improvements, inventory turns have improved 33% to 4.0 turns from 3.0 turns a year ago.

Despite the increased use of cash to fund growth initiatives and support customer financing alternatives, our balance sheet continues to be in excellent shape in this liquidity-sensitive environment.  At March 31, 2009, our cash, cash equivalents and restricted cash totaled $123 million, down $12 million from December 31, 2008, despite the $34 million used in investing activities and $10 million for share repurchases.  In this economic environment, we get great comfort in having our strong cash flow, a rock-solid balance sheet, a healthy cash balance, access to our $100 million credit line and prospects for continued growth.

Today, we set out our fiscal 2009 fourth quarter revenue guidance of $195 million to $203 million representing sequential growth of 8%-to-12% over the March 2008 quarter. This guidance brings our fiscal 2009 guidance range to $705 to $713 million, reflecting a 9% to 10% increase over fiscal 2008. Overall, while we believe the challenging economic and credit conditions require cautious expectations regarding customers’ purchases, we continue to have positive conversations with customers about their capital budgets, orders and expected shipments for the June quarter. Our revenue guidance reflects the diversity of our revenue stream and our realistic assessment based on the visibility we have for existing organic growth trends, as well as our sensitivity for typical seasonal influences on average daily revenue in our gaming operations business and the anticipated impact on consumer spending related to the economic environment.

Additionally, given our solid year-to-date performance in realizing margin improvement even on more modest revenue growth, we are raising guidance for our annual operating margin to a range of 18.5%-to-19.0%, a 50 basis-point improvement from the previous range provided at the beginning of the fiscal year.

Before turning the call back to Brian, I would like to address a couple of questions that most often get asked.  First, on the topic of discounting, while our industry is highly competitive, customer focus is on game performance and the bandwidth of game content that is innovative and differentiated.  I believe the increase in our average selling price in the March 2009 quarter and our improvement in product sales gross margin, coupled with record average revenue per day and gaming operations gross margins clearly demonstrates we are not giving away product or gaming operations placements.

Second, while our open orders today are within the normal range of the last 16 quarters, we no longer intend to provide this metric, as our improved total revenue balance and diversity, the substantial shortening in order lead times due to production improvements and manufacturing flexibility gained as a result of our lean sigma initiatives, the substantially higher mix of premium Bluebird2 units in our sales mix which results in higher average selling price but lower units sold, along with the fact that none of our competitors make such disclosure, have substantially diminished the relevance of this metric.

Third, on the topic of margin enhancement in a modest sales growth environment, I believe the results we achieved in the March 2009 quarter are a significant reflection of the improvement in operating execution that can be accomplished and sustained even under challenging economic conditions.

And lastly, as publicly reported, National Amusements Inc. sold WMS shares in the open market in April and now holds less than 5% ownership in WMS.  With their holdings now below 5%, they are no longer required to make public filings or to inform us of their actions.

And with that, let me turn the call back to Brian for final comments.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks Scott.

I think it’s evident from our comments today that we are sharply focused on closing fiscal 2009 on a high note with record-level revenues and profits.  Our ongoing conversations with customers around the globe continue to provide solid evidence that our products are in demand.  Importantly, improvements in our operating execution, the disciplined allocation of capital and vigilant expense management are clearly taking effect.  Additionally, as we have clearly demonstrated over the past several years, our ongoing focused investments in high-return R&D activities have led to substantial organic growth revenue opportunities.  As such, we believe WMS’ productive balance of revenue growth and margin expansion will continue to contribute to our ongoing success for the years to come.

Consistent with our past practice, we expect to provide our guidance for fiscal 2010 when we announce the fiscal fourth quarter results in early August.  While our budget process in still underway, I want to further elaborate today on our strategic efforts that provide additional insight behind our long-term vision and support our expectation that WMS will again exhibit a similar annual rate of revenue growth in fiscal 2010 as in fiscal 2009.

In addition to the launch in the June quarter of two new Bluebird cabinet styles, we recently announced two other important initiatives to further diversify our revenue streams and leverage our channels of distribution.  First is WMS’ direct entry into the central-determinant-based gaming following the expiration of our previous licensing agreements for those markets.  Through an alliance with Bluberi Gaming Technologies, a Canadian-based technology firm, over time, we will combine our existing library of over 200 great for-sale games with their proven systems capability.  With this arrangement we can significantly expand and leverage our creative content and our customer-focused sales and marketing channel to directly distribute WMS offerings in these markets, while allowing us to simultaneously keep our internal engineering resources focused on our networked gaming initiatives.  We are very excited by the fresh opportunities from teaming up with Bluberi to be able to directly serve these markets with our high player appeal products.

Last week, we showcased our products and systems capabilities at the NIGA (National Indian Game Association) trade show.  To illustrate the potential for near-term incremental growth, there are casinos with an installed base of more than 35,000 gaming machines in Washington State and other North American jurisdictions that we are targeting with our initial launch.  Add to this the near-term growth opportunities in Mexico and this provides meaningful, incremental, new opportunities for WMS.  We expect to launch our new central determinant gaming platform in the first quarter of fiscal 2010, and ramp up our portfolio of game offerings in each subsequent quarter.

Second, last week we announced to targeted international customers a new value-engineered gaming platform called Helios™ that we are demonstrating at the Andean Gaming Fair (FADJA) in Bogota, Columbia this week. The Helios platform will utilize Orion Gaming content and these value-priced units will be targeted at select international markets where the economics of the facilities don’t justify the premium price points of the Bluebird or Orion’s TwinStar™ gaming machines.

The success of our products has enabled us to deepen our penetration across casino floors around the globe and further differentiate WMS from our competitors.  The result is testimony to the benefits of WMS’ bank-by-bank growth plan focused on commercializing new products at each step along the technology path; and we are finally approaching the threshold for entering the next realm: networked gaming. In fiscal 2010, we will begin to reap the benefits from our focus and investment in preparing for networked gaming with new revenue sources.  We expect our first networked-gaming application: Ultra Hit Progressive®, a mystery, multi-level local area progressive that can offer constantly updated progressive themes, to be launched in mid-fiscal 2010.

In the March quarter, we announced a strategic relationship with HCL to provide customers with a state-of-the-art customer relationship management application for the networked environment.  Existing products today do not fully consider the broad range of capabilities and transparency inherent in networked gaming.  We believe our CRM application will leverage the tremendous amount of data that will exist on the gaming floor to support customers’ strategic efforts to drive further customer intimacy and enhance their returns from the casino floor.

With the highly favorable response to the networked-gaming ready Bluebird 2 platform from both customers and players, we expect the replacement rate for gaming machines in North America will also begin to improve as the economy stabilizes.  Slot floors are at their oldest levels in many years, and we’ve proven firsthand the competitive and economic benefits of fresh, high performing content.  While we cannot project when the replacement cycle will begin to improve, based upon the earnings performance of our product portfolio, the customer demand for our new products and the test results of new games in development, we believe that we will continue to increase our ship share.

Our focus on developing and producing great content and improving our margins through Continuous Improvement initiatives continues to serve us well through these difficult times.  And, despite the challenges presented by the current economic environment, we believe fiscal 2010 will be another year when WMS will continue to execute on all fronts, and we are optimistic about our prospects for continued profitable growth.

Since we first initiated fiscal 2009 guidance, back in 2008 in August, we have experienced one of the most challenging operating environments in decades: a further slowdown in the already trough-level replacement cycle, a record-level of new casino delays and postponements; turmoil in the capital and credit markets not seen in generations, and an economic malaise that dramatically impacted consumer spending.  And yet, while others may have let these obstacles define their performance, the WMS team has found innovative ways to execute and grow and exceed expectations by almost every measure.  In short, the difference is directly attributable to the quality of our talented people throughout WMS; and I would like to publicly thank my colleagues and associates for living our core values of Innovation, Passion, Integrity, Quality and Respect each and every day.  Thank you for making fiscal ’09 one of the most significant in the history of our company and one we shall all long remember.

Operator, we will be happy to take questions.

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] Our first question comes from the line of Joe Greff with J.P. Morgan. Please proceed with your question.

<Q – Joseph Greff>: Good afternoon, guys.

<A – Brian Gamache>: Hi, Joe.

<Q – Joseph Greff>: Question for you on the margins. Obviously you did a phenomenal job in the quarter on the margin side, and if I could just look at on the Product Sales side, margins were up significantly. How much of that is mix; how much of that is fixed costs coming out? Maybe you can help us understand that a little bit better. And then sort of the same question on a Game Ops margin side of things. How much of that was related to the higher average revenue per day; how much of that was related to what you put in the press release as favorable jackpot expense?

<A – Scott Schweinfurth>: Well, I guess on the product sales side, Joe, I’d say 80%-plus of the cost of our product is raw materials, which is obviously variable and the balance is overhead and labor which for the most part, is fixed. And this quarter, as you know, the number of units that we actually did declined from what we did in the prior quarter. So we’re seeing nice improvement with the Bluebird2 product as we continue. We’re just in the infancy of the launch of that product, but the margins on that product and our ability to turn orders on that product have increased dramatically and that more than offset the impact of lower unit volume, overhead, and labor cost.

And then on the Gaming Operations piece, there’s really sort of two pieces that impacted that. The first obviously is with doing $70-plus a day in revenue, those incremental dollars, for the most part, are helping to generate incremental gross profit for us. And that’s coupled with some favorable WAP jackpot expense experience that we realized in the March quarter, which, that’s sort of subject to what goes on with jackpots sitting throughout the cycle.

<A – Brian Gamache>: And to further expound on that, Joe, we had about close to 50% of our games were Bluebird2 in Q3, and we’re expecting about 58% in Q4. And the ASP is significantly higher on those, so there’s a little bit of mix of business as well.

<Q – Joseph Greff>: Great. And Scott, you touched on this earlier about the D&A coming down despite the CapEx. Can you just explain that again? I don’t know if you really talked about it, but is essentially what you’re doing there, you’re just elongating the useful lives of the newer games and is the rationale just because of where we are in a replacement cycle?

<A – Scott Schweinfurth>: Well, we haven’t elongated the depreciable lives. What has happened is that there’s not as much churn that’s occurring on the casino floor, and that’s causing us not to incur as much capital. Every time we go out and convert a game or touch a game, we generally are spending capital on that. So to the extent that churn is reduced, that’s having a positive impact on the overall depreciation. And with games staying out longer, we’re seeing a favorable impact on a year-over-year basis with the actual base games.

<Q – Joseph Greff>: Okay. And then my final question. I’ll let you guys go to the next guy. Scott, you mentioned sort of discounting, or competitive pricing, and you kind of said, look at the margin; that speaks for itself. But that was basically explicitly saying the market is not experiencing price discounting that’s any different than, say, volume discounting that we’ve seen historically. Are you seeing any other – are you experiencing any other pressures that might not be price-related but that are, in effect, some sort of discount or some other competitive way to secure orders?

<A – Brian Gamache>: Joe, this is Brian. We haven’t really seen that kind of pressure. I think in this marketplace, I would say that it actually might be a little bit different, a little more price-sensitive, but I think that this market still values the quality of our content and as such, price is not in the top six or seven reasons why they buy our products. So we have not seen any significant price discounting going on. And we believe there’s further leverage there as time goes on.

<Q – Joseph Greff>: Okay, great. Good job, guys. Thank you.

<A – Brian Gamache>: Thank you.

Operator:  Our next question comes from the line of David Katz with Oppenheimer & Co. Please proceed with your question.

<Q – David Katz>: Hi, afternoon.

<A – Brian Gamache>: Hey, David.

<Q – David Katz>: Hi, so I wanted to just follow up on one of Joe’s questions, which is we saw some very good Product Sale gross margins in the quarter. And I just want to be clear about whether 53.2% is a sustainable level. And in that context, as I assume whatever number of domestic units you sell evolves, will the changing mix of those – I assume the mix of Bluebird2s is going to increase over time within those – and what does that do to pricing, right? Is this kind of a unit price a sustainable level also?

<A – Brian Gamache>: The answer to your question, I believe, yes it is sustainable. This is something that we’ve been targeting for quite some time internally here. I think what you’re seeing now is years of heavy lifting, and we’re getting paid for the fruits of our labor. When you look at the Bluebird2 design, it was designed for manufacturability with engineering and manufacturing working collaboratively to design a product that could be more efficient with similar parts and so forth. And I think when you look at the ability for us to continue to drive improvement here with volume, the margins could get very exciting. So yes, I do believe 53% is sustainable.

Obviously, we’re going to give you further guidance on the August call, what we expect in ‘10, but our continuous improvement efforts are such where we think that we’re still in the early innings of our lean sigma initiatives and where we can really take these margins going forward. So I’m very excited about the progress we’ve made and could not be more proud of this kind of progress, particularly the fact that we’ve taken our inventory down $20 million year-over-year, and when you bring out four new platforms, like we have. We’ve extended our platforms to include the Bluebird2 video, the Bluebird2 mechanical, Twinstar, and the Bluebird slant wide screens. So typically your margins don’t go up when you bring out new platforms, but our guys have done a terrific job in wrestling this to the ground so-

<A – Scott Schweinfurth>: I think, David, you’ll remember our objective was to launch the Bluebird2 at the Product Sales gross margin that we were achieving for Bluebird1 because we knew if we were able to achieve that, then as the volumes for Bluebird1 picked up and as our working with manufacturing the product, we expected that there would be improvement in the margin going forward.

<Q – David Katz>: Okay, and just one more, as I look in the Game Ops side of the business – and I’m not sure if you talked about this – but there is an amount of leased games that was down sequentially. Am I reading that correctly? Was it 666 games?

<A – Scott Schweinfurth>: Yeah, the hybrid games. These are games where we sell the base gaming device to the casino and charge them a lower daily fee for the game and the top box. And yes, that number moves depending upon the products that we have available for that particular category of games.

<Q – David Katz>: And so – I’m sorry – why was it down?

<A – Brian Gamache>: It’s a timing issue, I think, is what Scott’s saying. We have certain products we launch in these categories, and we’re kind of in between a cycle right now, and we’d expect that to uptick at some point in the future when the product launches match up.

<Q – David Katz>: Okay. Okay, thanks very much. Great job.

<A – Brian Gamache>: Thank you.

Operator:  Our next question comes from the line of Ralph Schackart with William Blair & Company. Please proceed with your question.

<Q – Ralph Schackart>: Hey, good afternoon, guys.

<A – Brian Gamache>: Hey, Ralph.

<A – Scott Schweinfurth>: Hey, Ralph.

<Q – Ralph Schackart>: Couple questions, if I could. First, sort of end market bigger picture. Just any material changes in sort of the buying pattern end market from the operators since the last call? I think you referenced maybe a larger number of operators but smaller number of units being purchased. Just curious if there’s been any significant shifts since the last time we spoke?

<A – Brian Gamache>: No, I think that what we said last time is that the customers were being more conservative in releasing their capital; that was in January. We saw that loosen up in February, I think most of the regional operators had a terrific February and March. So we are seeing some loosening of the purse strings, particularly outside Nevada and New Jersey. So that has improved, but again, I think people are being more – what I would say – conservative in releasing the capital either month-to-month and quarter-to-quarter as opposed to letting it all go at once. So that trend continues, but we are seeing more optimistic – certainly more optimism from the operators as of late.

<Q – Ralph Schackart>: Great. And then the $70-plus participation win per day, a lot higher than we were modeling and likely some others as well. Just trying to understand the strength there. Was it one game in particular, was it pretty broad-based, focused in one geographic area? Just trying to understand what was driving...

<A – Brian Gamache>: I think we had a couple of things. We had 1,100 refreshes during the quarter, which is a record for us. We had 1,100 of our footprint were upgraded, and any time we do an upgrade at our expense, there’s typically a 25 to 35% uptick in the win per day. So the fact that we were able to generate that kind of volume upgrades in one quarter speaks very well. In addition, our WAP performance is doing extraordinarily well. In this quarter, we have two very anticipated launches, and that’s Time Machine and Reel Em In! Compete to Win! We’ve already got significant backlogs for those. And I would look for our Q4 rate to continue and accelerate. So we are definitely hitting on all strides in our Gaming Operations business. And we think going into fiscal ‘10, that we will have a very solid base to build off of from there.

<Q – Ralph Schackart>: Great, that’s helpful, Brian. And then one last, and I’ll turn it over. Just I wanted to clarify this point. So going forward, we are not going to talk about open orders. Just so I understand, is this due solely because you’re making the units faster, you’re able to get them out the door quicker, so...

<A – Brian Gamache>: Right now, we have a two to four week delivery time in our orders, which is, we think, an industry best standard. And as such, we were able, for instance in Q3, because of that late release of capital, we were able to respond much more aggressively to the customers’ needs and desires during the month of March. So our backlog, as Scott said, is very similar, but we believe that for competitive reasons, it doesn’t make sense for us, particularly given the fact that we’ve had 16 quarters in a row – pardon me, 12 quarters in a row of revenue that we’ve hit our guidance on, and 17 quarters in a row of double-digit earnings growth, so we think we’ve kind of proven ourselves.

<Q – Ralph Schackart>: I agree. That’s helpful. Thanks, guys.

Operator:  Our next question comes from the line of Steven Wieczynski with Stifel Nicolaus. Please proceed with your question.

<Q – Steven Wieczynski>: Good afternoon, guys.

<A – Brian Gamache>: Hi, Steve.

<A – Scott Schweinfurth>: Hi, Steve.

<Q – Steven Wieczynski>: First, Brian, I guess in terms of your 2010 quasi-guidance that you put out there in terms of revenue growth, does that stem more from your confidence in your products, or is it more optimism from operators at this point?

<A – Brian Gamache>: I think it’s a little bit of both and follow up with that with some new openings that got pushed in from fiscal ‘09 into ‘10. I think we’ve got some new products that we’re going to be launching that are going to add to that as well, and we’ve got some new markets that internationally that we’re pursuing for the first time. So I think there’s a variety of things, but as we said on the call, we’re not as reliant on North American sales as we used to be, and I think that our worldwide levers are such where we have built-in risk mitigation against any concentric area of revenue streams.

So I think going forward, we have great visibility. We have great products. We have great confidence in the pipeline that we’re bringing out in fiscal ‘10. We’re going to start to deliver on some of the applications for the server-based initiatives. So I think we have a lot of things that are going on internally here that are going to allow us to have solid organic growth for several years.

<Q – Steven Wieczynski>: Okay, got you. And then second question, just going back to the product margins. Is a long-term goal of a 60% product margin completely out of the question at this point?

<A – Brian Gamache>: You must be reading my mind. No, it’s – I certainly wouldn’t want to get ahead of that, but we certainly are going to be pursuing further margin enhancements and we’ll give you more color on the August call, but we’re not going to stop here. We’ve had tremendous success in pushing the company to get to where we are, and we’re not satisfied yet.

<Q – Steven Wieczynski>: Okay, got you. And then finally, Scott, I doubt you’re going to answer this question, but when you talked about --

<A – Brian Gamache>: Steve, he might. You might be surprised.

<Q – Steven Wieczynski>: Yeah, we’ll see, I think the answer is going to be no, though. In terms of the units that you placed this quarter, how many of those were actually aided by your balance sheet?

<A – Brian Gamache>: Are you talking about participation here, Steve?

<A – Scott Schweinfurth>: No, he’s talking about the receivables. You’re right. I’m probably not going to disclose that.

<Q – Steven Wieczynski>: Okay, that’s fine.

<A – Scott Schweinfurth>: I mean, you can sort of back into it if you wish, right?

<Q – Steven Wieczynski>: Right.

<A – Scott Schweinfurth>: Assuming an average selling price and the dollar amount that I talked about.

<Q – Steven Wieczynski>: Okay.

<A – Scott Schweinfurth>: Let me – one thing that I want to clarify is it’s not like if we hadn’t have done that, we wouldn’t necessarily have gotten the order. It’s just another component of the overall commercialization process that we were using. I think another thing to state is I want to make clear to investors that when we do something like this, we generally are reducing the discount off list price. If it’s financing over a 12-month turn, there’s interest that’s involved in that, so those orders tend to be more profitable to the company as a result of that.

<A – Brian Gamache>: And also we use this as an opportunity, Steve, to build a further relationship with that customer and perhaps get something more in return as it relates to participation footprint or whatever else it is we’re trying to build up with that customer. So it’s worked very well for us. We’re doing it very selectively, not on a wholesale basis, and we do have buckets with caps on them. So we’ve been very successful here, and we’ll share more results going forward.

<Q – Steven Wieczynski>: Understand. Thanks, guys. Good quarter.

Operator:  Our next question comes from the line of Steve Altebrando with Sidoti & Co. Please proceed with your question.

<Q – Stephen Altebrando>: Hi, guys.

<A – Brian Gamache>: Hi, Steve.

<Q – Stephen Altebrando>: Just back to the financing part because I know there’s going to be a lot of interest in this, but are you seeing this industry-wide or is it just you offering it?

<A – Brian Gamache>: Quite frankly, I don’t want to speak for anybody else, but we’ve heard about other competitors offering it, but we’re just doing this one-on-one with our customers. And as I said, we’re not doing it on a wholesale basis. It’s a very significant process that we have in place to make sure that no deals are offered before they run up the flagpole to Scott and myself who sit on the credit committee. So this is not something that we haven’t done before. We’ve always had notes out there, and we’ve always financed games. I think to use our balance sheet to gain market share is probably a pretty good thing at this point. And as I stated earlier, we’re only doing it for highly creditworthy customers. So that’s the key.

<Q – Stephen Altebrando>: Okay. And did you mention is there any one customer that’s, say, a big portion of the note?

<A – Brian Gamache>: No, it’s not. It’s spread out pretty much evenly over a few customers.

<Q – Stephen Altebrando>: Okay. I know you guys are the first to report here, but any sense maybe from your salespeople about market share in the quarter?

<A – Brian Gamache>: Again, we don’t want to comment because we don’t have any other information, but they feel – the internal feeling is that we’ve done pretty well and that perhaps we might have gained a few points during Q3 because it was a difficult quarter as I indicated.

<Q – Stephen Altebrando>: Okay. Thanks, guys.

Operator:  Our next question comes from the line of David Bain with Sterne, Agee. Please proceed with your question.

<Q – David Bain>: Thanks. Just as a follow up to the Gaming Op margins question. 85% versus last quarter, 82%; win per day at $70. If you were to couple that with the normalized WAP jackpot expense, where do you think margins would have landed, somewhere in between those two quarters?

<A – Brian Gamache>: Yeah, that’s probably a good assessment, Steve – David.

<Q – David Bain>: Okay. Okay. And then back on the financing, can you give us an idea of some of the processes that you use to determine creditworthiness?

<A – Scott Schweinfurth>: Yeah, sure. We looked at -

<Q – David Bain>: I mean is it a scientific one or more of – is there some relation?

<A – Scott Schweinfurth>: Well, we look at, certainly, past payment experience with individual customers because we don’t want to be loaning to someone who’s traditionally been difficult to collect from. We obtain D&B reports for each of the customers to give us, let’s say, a third-party view of what’s out there. We’re obviously constantly watching what goes on in the trade publications, both daily and monthly there. In addition, the credit managers of the gaming suppliers are part of an association, and they have a subgroup that meets to talk about issues of common interest that we obviously get feedback on. And all of that sort of leads up to, bubbles up in a report to the Credit Committee, and the Credit Committee makes a determination as to whether it’s something that we want to approve or not. There’s other things that we look at – I don’t know if you’re familiar with what H – H, I’m sorry – ACH payments are, but if customers are willing to give us that, that’s something that we look at also.

<A – Brian Gamache>: But I think when you look back at the history of our credit as a company, we’ve had less than 0.5% of our revenues in the nine years I’ve been here have been credit issues. And we would expect to have the same kind of history going forward here with this experience. So we’ve been in the credit business for a long time. We’ve never had a problem. We don’t expect to have problems. We have – again, we have great relationships with people that we’re granting credit to, and we have the processes in place to ensure that we’re granting proper privilege.

<Q – David Bain>: Okay, thanks. And then just last question, you noted that outside of the tribal order for the same period last year, there was a higher mix of Bluebird2, which resulted in lower unit sales as customers trade up to Bluebird2 within the constraints of limited budget. Are you speaking more to the replacement cycle in general, or are we speaking to maybe a little sticker shock from some operators?

<A – Scott Schweinfurth>: No, no. What I’m talking about is generally casinos have a set capital budget, just for a number of purposes. If that budget is $1 million and they were planning on paying $10,000 per unit, they could buy a certain number of units. But if you increase that to, let’s say, $20,000, the number of units that they’re going to be able to purchase for those same dollars are going to be lower.

<Q – David Bain>: Got it. Okay, thanks guys.

Operator:  Our next question comes from the line of Todd Eilers with Roth Capital Partners. Please proceed with your question.

<Q – Todd Eilers>: Hi, guys. Thanks for taking my question. On the Product Sales side, I don’t know if you guys gave it, but can give the mix between video and mechanical reel shipments?

<A – Scott Schweinfurth>: We didn’t give that, but I actually have that, if you give me just one second here. It was a little bit lower than what it’s been over the last couple of quarters, and we think that’s primarily attributable to the fact that we were coming out with the Bluebird2 mechanical reel at the end of the quarter, so we think customers were holding back. So it was 20% in the quarter, and it had been averaging about 25%. So now that we have that product, the new Bluebird2 mechanical reel, and we see what the demand for that is, we think that the number will trend back up.

<Q – Todd Eilers>: Okay, that’s helpful. And then on the Product Sales other revenue, I think you guys showed a nice increase there and I think in the release, you highlighted some increased conversion kits. I mean, is this a trend that we should continue to see going forward? Is it certain operators may be looking to go with a few more conversion kits on a limited capital budget?

<A – Brian Gamache>: I believe that’s correct. And I think that people are seeing value in our content, keeping the games fresh. And again if you look at our year-to-date conversion activity, we are ahead year-over-year, and I think that trend would continue.

<Q – Todd Eilers>: Okay, great. And then, last question. The decision to enter the Class 2 Central Determinant markets directly, can you maybe just hit some highlights in terms of how that maybe impacts your financials? I’m assuming that you guys might be looking to put a lot of these games on a rev share basis, so maybe the units that you place would start to show up in your Gaming Ops segments, but maybe just kind of at a high level, kind of walk us through how you expect that to impact your financials over the next year?

<A – Scott Schweinfurth>: Yeah, Well, I think we’re going to look at a couple of different pricing paradigms, Todd, depending upon the customer base. Yes, for those that we do decide to do a placement, we will have those down in our Gaming Operations business. But I would tell you that because these are games that we would otherwise sell outright, I don’t know that we’ll include them in our participation installed base, but if it gets big enough, maybe we have to start disclosing separate installed base of numbers there. And obviously, games that we’re selling outright are going to be in our Product Sales business. And I think, obviously, we’ve learned a big lesson in our Gaming Operations business over the last couple of years in looking at the return on the capital being invested in that business, so I think that’s going to somewhat direct where we’re going down a more of a daily lease or participation route rather than a direct outright sale route.

<A – Brian Gamache>: I think we’re going to have different models for different customers.

<A – Scott Schweinfurth>: Yeah, I believe that that’s fair.

<Q – Todd Eilers>: Okay, great. Thanks, guys.

Operator:  And we have a follow-up question from the line of David Katz with Oppenheimer & Co. Please proceed with your question.

<Q – David Katz>: Actually, I am all set. I’m perfect, thank you.

<A – Brian Gamache>: Okay, David.

Operator:  [Operator Instructions] And we have a question from the line of Steve Kent with Goldman Sachs. Please proceed with your question.

<Q – Steven Kent>: Hi, I don’t know if you guys can hear me or not, but I just wanted to ask you about the magnitude of revenues with respect to networked gaming initiatives. You talked about just about everything else, but maybe if you could just give us a little bit more color on how big that could be, when do you think it’s meaningful, just give us a little bit of guidance there?

<A – Brian Gamache>: Orrin, do you want to take this one?

<A – Orrin Edidin>: Sure. I’ll just like to also point out there, Steve, that we’re very happy with the schedule for our online – for our networked gaming initiatives. They’re completely on track, maybe even a bit ahead of schedule. Obviously the first rollout from a network application basis will be at CityCenter. That’s going to be later in calendar ‘09, probably closer to December, so obviously not a material contributor in this fiscal year, but as we begin to roll out these various applications, starting with Ultra Hit Progressive and some of our other portal applications, we would expect to see more meaningful contributions as we get deeper into fiscal 2010 and beyond.

<A – Brian Gamache>: Okay, Steve?

Operator:  And sir, there are no further questions at this time. I now turn the call back over to you.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you for joining us this afternoon.  We look forward to reporting our additional progress on our next call after our fiscal year end in early August to discuss our June 2009 quarterly and fiscal 2009 annual results.  Thank you and have a great day.

Operator:  Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

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